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As filed with the Securities and Exchange Commission on March 22, 2007.

Registration No. 333-141092

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STARENT NETWORKS, CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3663 (Primary Standard Industrial Classification Code No.)	04-3527533 (I.R.S. Employer Identification No.)

30 International Place
Tewksbury, MA 01876
(978) 851-1100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ashraf M. Dahod
President and Chief Executive Officer
Starent Networks, Corp.
30 International Place
Tewksbury, MA 01876
(978) 851-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark G. Borden, Esq. Philip P. Rossetti, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Adam M. Dinow, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 1301 Avenue of the Americas, 40th floor New York, New York 10019 (212) 999-5800

           Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

           If any of the securities being registered on this form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") please check the following box. ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

 EXPLANATORY NOTE

           This Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (File No. 333-141092) is being filed solely for the purpose of filing exhibits, and no changes or additions are being made hereby to the prospectus which forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

          The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by the Registrant. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers Inc. filing fee.

Amount
Securities and Exchange Commission registration fee		$3,531
National Association of Securities Dealers Inc. fee		12,000
Nasdaq Stock Market listing fee		*
Accountants' fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Transfer Agent's fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*

Total Expenses	$	*

*
To be filed by amendment.

Item 14. Indemnification of Directors and Officers

          Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

          Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          Our amended certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Starent Networks) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of Starent Networks, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of Starent Networks to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of Starent Networks, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Starent Networks, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

          We intend to enter into indemnification agreements with each of our directors and our executive officers. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

          We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

          In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us with the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

          Set forth below is information regarding shares of common stock issued, and options granted, by us within the past three years. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

  (a)
  Issuances of Capital Stock

  1.
  From February through April 2004, we issued an aggregate of 15,746,120 shares of our Series D convertible preferred stock at a price per share of $1.69 to individual investors, including certain of our executive officers, for an aggregate purchase price of $26,768,000. Upon the closing of this offering, these shares will convert automatically into 15,746,120 shares of our common stock.

  2.
  From May through September 2005, we issued an aggregate of 6,136,876 shares of our Series E convertible preferred stock at a price per share of $2.93 to individual investors for an aggregate purchase price of $17,999,997. Upon the closing of this offering, these shares will convert automatically into 6,136,876 shares of our common stock.

  3.
  From the period beginning January 1, 2004 through March 20, 2007, we have issued an aggregate of 926,079 shares of restricted common stock at a price ranging from $0.20 to $3.42 per share to certain of our employees, consultants and directors pursuant to our 2000 Stock Incentive Plan.

          No underwriters were involved in the foregoing sales of securities. The securities described in paragraphs (a) (1) and (2) of Item 15 were issued to a combination of foreign and U.S. investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. The securities described in paragraph (a)(3) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Section 3(b) of the Securities Act and Rule 701 promulgated thereunder. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

  (b)
  Stock Option Grants

          From the period beginning January 1, 2004 through March 20, 2007, we have granted stock options to purchase an aggregate of 11,757,821 shares of our common stock with exercise prices ranging from $0.20 to $3.91 per share, to employees, directors and consultants pursuant to our 2000 Stock Incentive Plan. An aggregate of 2,649,057 shares have been issued upon the exercise of stock options for an aggregate consideration of $818,000 as of March 20, 2007. The shares of common stock issued upon exercise of options are deemed restricted securities for the purposes of the Securities Act.

          The issuances of stock options and the shares of common stock issuable upon the exercise of the options as described in this paragraph (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Section 3(b) of the Securities Act and Rule 701 promulgated thereunder. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16. Exhibits

          The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

Item 17. Undertakings

          The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

  (2)
  For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (4)
  For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Tewksbury, Commonwealth of Massachusetts on the 22nd day of March, 2007.

STARENT NETWORKS, CORP.
By:	/s/ PAUL J. MILBURY Paul J. Milbury Vice President of Operations and Chief Financial Officer

          Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ashraf M. Dahod	Director, President and Chief Executive Officer (Principal Executive Officer)	March 22, 2007
/s/ PAUL J. MILBURY Paul J. Milbury	Vice President of Operations and Chief Financial Officer (Principal Financial Officer)	March 22, 2007
/s/ GEORGE W. HALE George W. Hale	Vice President, Finance and Corporate Controller (Principal Accounting Officer)	March 22, 2007
* Edward T. Anderson	Director	March 22, 2007
* Timothy A. Barrows	Director	March 22, 2007
* Sean M. Dalton	Director	March 22, 2007
* Matthew J. Desch	Director	March 22, 2007

* James A. Dolce, Jr.	Director	March 22, 2007
* Kenneth A. Goldman	Director	March 22, 2007
*By:	/s/ PAUL J. MILBURY Paul J. Milbury Attorney-in-Fact

EXHIBIT INDEX

Exhibit number	Description
1.1*	Form of Underwriting Agreement
3.1**	Certificate of Incorporation of the Registrant, as amended
3.2*	Form of Restated Certificate of Incorporation of the Registrant to be effective upon closing of the offering
3.3**	Bylaws of the Registrant
3.4*	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the closing of the offering
4.1*	Specimen Certificate evidencing shares of common stock
5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10.1**	2000 Stock Incentive Plan
10.2**	Forms of Stock Option Agreements under the 2000 Stock Incentive Plan
10.3**	Forms of Restricted Stock Agreements under the 2000 Stock incentive Plan
10.4*	2007 Stock Incentive Plan
10.5*	Form of Incentive Stock Option Agreement under the 2007 Stock Incentive Plan
10.6*	Form of Non-Qualified Stock Option Agreement under the 2007 Stock Incentive Plan
10.7*	Form of Restricted Stock Agreement under the 2007 Stock Incentive Plan
10.8**	Fourth Amended and Restated Investor Rights Agreement, dated May 19, 2005, among the Registrant and the parties listed therein
10.9**	Lease Agreement, dated as of October 24, 2000, as amended, between the Registrant and North Tewksbury Commons, L.L.C.
10.10**	Sublease Agreement, dated as of March 29, 2002, as amended, between the Registrant and Network Appliance, Inc.
10.11*	Form of Director and Executive Officer Indemnification Agreement
10.12**	Letter Agreement, dated as of January 17, 2007, between the Registrant and Paul J. Milbury
10.13**	Restricted Stock Agreement, dated as of February 8, 2007, between the Registrant and Paul J. Milbury
10.14**	Incentive Stock Option Agreement, dated as of February 8, 2007, between the Registrant and Paul J. Milbury
10.15+	General Purchase Agreement, dated as of December 2, 2003, as amended, between the Registrant and CELLCO PARTNERSHIP (doing business as Verizon Wireless)
16.1	Letter from Ernst & Young LLP
21.1**	Subsidiaries of Registrant

23.1**	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).
23.3**	Consent of Gordon Associates, Inc.
24.1**	Powers of Attorney (included on signature page).

*
To be filed by amendment.

**
Previously filed.

+
Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX